Exhibit 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of April 21, 2010, by and between VIST FINANCIAL CORP., a Pennsylvania business corporation (“Seller”), and WEAVER CONSULTING & ASSET MANAGEMENT d/b/a BATTLEFIELD CAPITAL MANAGEMENT, LLC, a Pennsylvania limited liability company (“Buyer”).

WHEREAS, the Board of Directors of Seller proposes to sell to Buyer, and Buyer proposes to purchase from Seller, 322,000 shares of common stock of Seller, $5.00 par value per share (“Seller Common Stock”), as set forth below, for an aggregate purchase price of $2,576,000.00, in cash; and

WHEREAS, the Board of Directors of Seller believes that the sale of the shares of Seller Common Stock, under the terms and conditions set forth in this Agreement, is in the best interests of the Seller;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, mutually agree as follows:

1.  Purchase and Sale of Shares.

1.1  Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.1 hereof), Seller shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase from Seller, 322,000 shares of Seller Common Stock (each, a “Share”, and collectively, the “Shares”).

1.2  At the Closing, Buyer shall pay to Seller a purchase price (the “Purchase Price”) $2,576,000.00, in cash, in consideration of its purchase of the Shares.

2.  The Closing.

2.1  The closing under this Agreement (the “Closing”) shall take place at 10:00 a.m. at the main office of Seller, 1240 Broadcasting Road, Wyomissing, Pennsylvania, or at such other place as the parties shall agree in writing, on a date following the sixth (6th) trading day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Sections 8 and 9 (other than those conditions that by their nature are to be satisfied or waived at Closing), or such other date mutually agreed upon by the parties (the “Closing Date”).

2.2  Immediately prior to the Closing (and as a condition of Buyer’s obligations to purchase the Shares and otherwise perform its obligations under this Agreement), Seller shall deliver to Buyer a certificate from the President and Chief Executive Officer of Seller certifying that (a) as of such date, to his knowledge, the representations and warranties of Seller set forth herein are true and accurate in all respects and (b) that there has not been since the execution of this Agreement any material adverse change to Seller’s business.

2.3  Immediately prior to the Closing (and as a condition of Seller’s obligations to deliver the Shares and otherwise perform its obligations under this Agreement), Buyer shall deliver to Seller a certificate from the CEO of Buyer certifying as to Buyer that as of such date, to his knowledge, the representations and warranties of Buyer set forth herein are true and accurate in all material respects.

2.4  At the Closing, Seller shall deliver to Buyer a certificate for the Shares, duly registered in the name of Buyer.

2.5  At the Closing, Buyer shall deliver to Seller the Purchase Price by wire transfer of immediately available funds.

3.  Representations, Warranties and Covenants of Seller.  In addition to the warranties, representations and covenants of Seller contained elsewhere herein, Seller hereby warrants, represents and covenants to Buyer as follows:

3.1  Seller is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to carry on its business as now conducted.

3.2  The authorized common stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which  5,855,976 shares were issued and outstanding as of the date of this Agreement .  The authorized preferred stock of Seller consists of 5,000,000 shares of serial preferred stock, par value $.01 per share (Seller Preferred Stock”), of which 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, are issued and outstanding to the U.S. Department of Treasury as of the date of this Agreement.  Other than the Seller Common Stock and Seller Preferred Stock, there are no other authorized classes of equity securities of Seller.  There are no outstanding subscriptions, options, warrants, debt instruments or other agreements obligating Seller to issue, sell or otherwise dispose of any shares of Seller Common Stock, except for shares of Seller Common Stock issuable upon exercise of employee stock options outstanding under existing employee benefit plans, shares of Seller Common Stock issuable to the United States Department of Treasury upon the exercise of outstanding warrants to purchase Seller Common Stock in connection with the TARP Capital Purchase Program, and 322,000 shares of Seller Common Stock issuable to another investor pursuant to an agreement dated even date herewith.  As of the Closing, the Shares are being sold, and (upon receipt by the Buyer at the Closing) will be, free and clear of all liabilities, debts, obligations, encumbrances, leases, indebtedness, liens, charges, and pledges, of whatever nature, whether fixed or contingent, disclosed or undisclosed, foreseen or unforeseen, as of the date of this Agreement.

3.3  Seller possesses the requisite corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder, and no additional consent or approval of any other person, entity or governmental authority is required therefor.  This Agreement is a valid and binding obligation of Seller and is fully enforceable against it in accordance with its terms and conditions.

3.4  The execution and delivery of this Agreement by Seller will not violate any law, regulation, decree, writ, order or injunction which, collectively, would have a material adverse effect upon the Seller’s ability to consummate the transactions contemplated hereby.

3.5  Seller has made all necessary filings with all applicable federal, state and local authorities and/or regulatory bodies, and has complied with all applicable laws, in each case with respect to the transaction contemplated herein, and Seller will take all such further actions as are necessary or appropriate to cause the transaction contemplated hereby to comply with all applicable law.

3.6  The representations and warranties set forth herein are accurate in all material respects.  None of the periodic and other reports of the Seller filed with the SEC under the Exchange Act since January 1, 2007, contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made herein or therein from being misleading.  Since the filing of Seller’s most recent Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”), there has been no material adverse change to Seller’s financial condition or its results of operations of the kind required to be disclosed in filings with the SEC under applicable federal securities laws that have not been so disclosed by Seller.

4.  Representations, Warranties and Covenants of Buyer.  In addition to the warranties, representations and covenants of Buyer contained elsewhere herein, Buyer hereby warrants, represents and covenants to Seller as follows:

4.1  Buyer possesses all requisite power and authority to execute and deliver this Agreement and perform all of its obligations hereunder, and no additional consent or approval of any other person, entity or governmental authority is required therefor.  This Agreement is a valid and binding obligation of Buyer and is fully enforceable against it in accordance with its terms and conditions.

4.2  Buyer is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and is a sophisticated investor as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act.  Buyer is not an officer, director or “affiliate” (as that term is defined in Rule 405 promulgated under the Securities Act) of Seller.

4.3  The execution and delivery of this Agreement by Buyer will not violate any law, regulation, decree, writ, order or injunction which, collectively, would have a material adverse effect upon the Buyer’s ability to consummate the transactions contemplated hereby.

4.4  The representations and warranties made herein are accurate in all material respects.  Buyer will have the funds to pay the Purchase Price as of the Closing Date.

4.5  Buyer understands that the offering and sale of Seller Common Stock under this Agreement has not been registered under the Securities Act, in reliance on the exemption for non-public offerings provided by Section 4(2) of the Securities Act and regulations promulgated thereunder, and that Buyer has no right to require such registration.  Buyer further understands that the offering and sale of Seller Common Stock has not been qualified or registered under the securities laws of the Commonwealth of Pennsylvania in reliance upon exemptions under such laws and in reliance upon the representations made and information furnished by Buyer in this Agreement; that the offering and sale of Seller Common Stock has not been reviewed by the SEC, any state securities authorities, the Federal Deposit Insurance Corporation (“FDIC”), or any other regulatory authority.

4.6  Buyer understands that there may be no liquid market for Seller Common Stock and that it may not be able to sell or dispose of the Shares; Buyer has liquid assets sufficient to assure that purchase of the Shares will cause no undue financial difficulties and that, after purchasing the Shares, Buyer will be able to provide for any foreseeable current needs and possible personal contingencies; and Buyer is able to bear the risk of illiquidity and the risk of a complete loss of this investment.  Buyer represents and agrees that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect Buyer’s own interests in connection with the investment in the Shares.

4.7  Buyer understands that the Shares will constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and, accordingly, that the Shares will be subject to restrictions on resale or other transfer, including without, limitation, holding period restrictions set forth in Rule 144(d), unless they are subsequently registered or qualified under the Securities Act and any other applicable securities law or exemptions from such registration and qualifications are available.  Buyer understands that the certificate(s) for the Shares will bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND UPON REQUEST AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

4.8  The Shares are being purchased for investment only and not for the interest or account of any other person or with a view toward resale, assignment, fractionalization, or distribution thereof, and Buyer agrees not to sell, transfer or otherwise dispose of the Shares unless they have been registered under the Securities Act and applicable state securities laws or an exemption from the registration requirements of the Securities Act and such laws is available.  Buyer has not entered into any agreement to transfer the Shares.

4.9  Buyer has requested and received such information and has made such due diligence investigation, including having access to the books and records of Seller and its affiliated companies, as Buyer has deemed pertinent to its consideration of the purchase of the Shares.  Buyer has not been furnished any offering literature or prospectus.  Buyer has carefully reviewed the publicly available information regarding Seller and the information provided to Buyer by Seller and is thoroughly familiar with the existing and proposed business operations, management and financial condition of Seller.  Buyer acknowledges and understands (i) the risks involved in this investment, including the speculative nature of the investment, (ii) the financial hazards involved in this investment, including the risk of losing the entire investment in the Seller

Common Stock, and (iii) the tax consequences of this investment to Buyer.  Buyer has consulted with its own legal, accounting, tax, investment and other advisers for legal, tax treatment or investment advice with respect to the merits and risk of an investment in Seller Common Stock, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

4.10  Buyer acknowledges and agrees that (i) the Shares are not savings accounts or deposits and are not insured or guaranteed by the FDIC or any other government agency, (ii) there are significant risks incident to an investment in the Shares, and (iii) no Federal or state governmental agency has passed upon or will pass upon the offer or sale of the Shares or has made or will make any finding or determination as to the fairness of this investment.

5.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be by certified mail, return receipt requested, addressed as set forth below or as may be otherwise specified by notice meeting the requirements of this paragraph.  All notices shall be deemed given when mailed pursuant to the foregoing sentences.  Notices shall be addressed as follows:

If to Seller:

Robert D. Davis
President and Chief Executive Officer
VIST Financial Corp.
1240 Broadcasting Road
Wyomissing, Pennsylvania  19610
Telephone:  (610) 603-07212
Facsimile No.:  (610) 603-2050

If to Buyer:

James M. Weaver
Chief Financial Officer
Weaver Consulting & Asset Management, LLC
620 Freedom Business Center, Suite 200
King of Prussia, Pennsylvania 19406
Telephone:  (610) 205-6110
Facsimile No.:  (610) 371-7745

6.  Mutual Conditions to Closing.

6.1  All necessary and required consents and approvals of any regulatory body or agency shall have been obtained and all notice and waiting periods required by law to pass after receipt of such approvals or consents shall have passed, and all conditions to consummation of the transactions set forth in this Agreement shall have been satisfied.

6.2  Each party shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing.

6.3  There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of the parties, based upon advice of counsel, would have a material adverse effect with respect to the interests of the parties to this Agreement.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any regulatory authority that prohibits, restricts, or makes illegal the consummation of the transactions contemplated in this Agreement.

6.4  The closing of the transactions under that certain Stock Purchase Agreement, dated even date herewith, between Seller and Emerald Advisors, Inc. shall have occurred.

6.5  The trading of the Seller Common Stock shall not have been suspended by the SEC, the Nasdaq Global Select Market or the FINRA and the Seller Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Nasdaq Global Select Market.

7.  Gross Up Rights.

7.1  If at any time after Closing and until the earlier of (a) the first date upon which Buyer no longer beneficially owns Seller Common Stock representing at least 4.9% of the issued and outstanding shares of Seller Common Stock immediately prior to an issuance contemplated under this Section 7.1, or (b) the date of any breach by Buyer of any obligation under this Agreement, Seller issues or proposes to issue any Seller Common Stock or any or securities convertible into shares of Seller Common Stock, Buyer shall have the option and right to acquire such number of shares of Seller Common Stock so that immediately after such issuance Buyer shall beneficially own the same percentage of such Seller Common Stock on an as converted basis as was beneficially owned by Buyer before such issuance.

7.2  Prior to issuing any Seller Common Stock or any securities convertible into shares of Seller Common Stock (other than issuances pursuant to Section 7.3), Seller shall provide Buyer with ten business days’ prior written notice (or if such notice period is not possible under the circumstances, such prior notice as is practicable) of the proposed issuance. Buyer shall have the right, exercisable by providing written notice to Seller of the exercise of its rights within ten days after receipt of Seller’s notice, to purchase for cash directly from Seller up to a sufficient number of such Seller Common Stock so that, after giving effect to such issuance, Buyer will beneficially own the same percentage of such Seller Common Stock on an as converted basis as was beneficially owned by Buyer before such issuance.  The purchase price for any Seller Common Stock purchased by Buyer pursuant to this Section 7.2 will be the price at which Seller issues such Seller Common Stock or any securities convertible into shares of Seller Common Stock to other shareholders or third parties.  Seller shall provide such information, to the extent reasonably available, relating to any non-cash consideration as Buyer may reasonably request in order to evaluate any non-cash consideration paid in respect of any issuance pursuant to this Section 7.2.  If, in connection with any issuance by Seller covered by this Section 7.2, Buyer gives notice of its intent to exercise its option under this Section 7.2 but has not purchased the securities subject thereto within 60 days thereafter for reasons not primarily related to actions or omissions of Seller or the absence of any approvals or consents or the taking of any other actions required to be taken under applicable law or the prohibition on purchasing such securities during such period imposed by applicable securities laws, Buyer shall be deemed to have waived its rights to purchase such securities under this Section 7 with respect to such issuance of Seller Common Stock or securities convertible into shares of Seller Common Stock.

7.3  The provisions in this Section 7 shall not apply to any issuance of capital stock of Seller or other equity interests of Seller or securities convertible into shares of capital stock or other equity interests in Seller or any of its subsidiaries (A) to employees, officers or directors of Seller or any of its subsidiaries pursuant to management or employee incentive programs or plans approved by the Board of Directors (including any such programs or plans in existence on the date hereof), (B) by Seller or any of its subsidiaries to a third party as consideration in connection with (but not in connection with raising capital to fund) (x) an acquisition or strategic business combination approved by the Board of Directors, or (y) an investment by Seller or its subsidiaries approved by the Board of Directors in any party which is not prior to such transaction an affiliate of Seller (whether by merger, consolidation, stock swap, sale of assets or securities, or otherwise), (C) by Seller or its subsidiaries in any registered public offering, (D) upon the exercise, conversion or exchange of options, warrants or other convertible securities, and (E) in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of capital stock or recapitalization approved by the Board of Directors.

8.  Miscellaneous.

8.1  This Agreement sets forth the entire understanding of the parties with respect to its subject matter, it supersedes all prior agreements between the parties, and it may not be altered except by written agreement by all parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.  This Agreement is not transferable or assignable by the parties.

8.2  The representations, warranties, covenants and agreements of Seller and Buyer contained herein or made pursuant to this Agreement which by their terms are intended to survive the consummation of the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement.

8.3  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.  Any legal proceedings with respect to this Agreement shall take place solely within the courts located within the Commonwealth of Pennsylvania and all parties hereto consent to the jurisdiction of said courts.  The parties hereby waive any right to trial by jury in any action or proceedings arising out of or related to this Agreement.

8.4  Seller will provide to the Buyer an advance copy of any proposed announcement to be made by Seller with respect to this Agreement and/or the transaction contemplated hereby and

Buyer shall have the right to approve any information contained therein regarding Buyer, its affiliates and the transactions contemplated hereby, which approval shall not be unreasonably withheld or delayed.

8.5  This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

8.6  The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

8.7  If for any reason any provision herein is determined to be invalid, such invalidity shall not impair or otherwise affect the validity of the other provisions of this Agreement.  Moreover, the parties agree to replace such invalid provision with a substitute provision that will satisfy the intent of the parties.

8.8  Paragraph titles herein are for description purposes only and shall not control or alter the meaning of the provisions of this Agreement as set forth in the text.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

ATTEST:	VIST FINANCIAL CORP., Seller

	By:	/s/ Robert D. Davis
(corporate seal)		Robert D. Davis
President and Chief Executive Officer

ATTEST:	WEAVER CONSULTING & ASSET MANAGEMENT, LLC t/d/b/a BATTLEFIELD CAPITAL MANAGEMENT, LLC, Buyer

(corporate seal)	By:	/s/ James M. Weaver
James M. Weaver
Chief Executive Officer